                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration Under Section 12(g) of
                                      the
  Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-2115

                          KEYSTONE INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                              9600 GULF BANK DRIVE
                             HOUSTON, TEXAS  77040
                                 (713) 466-1176
  (Address, including zip code, and telephone number, including area code, of registrant's
                          principal executive offices)

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
                        PREFERRED STOCK PURCHASE RIGHTS
            (Title of each class of securities covered by this Form)

                                      NONE
  (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)         [x]        Rule 12h-3(b)(1)(i)      [ ]
       Rule 12g-4(a)(1)(ii)        [ ]        Rule 12h-3(b)(1)(ii)     [ ]
       Rule 12g-4(a)(2)(i)         [ ]        Rule 12h-3(b)(2)(i)      [ ]
       Rule 12g-4(a)(2)(ii)        [ ]        Rule 12h-3(b)(2)(ii)     [ ]
                                              Rule 15d-6               [ ]

         Approximate number of holders of record as of the certification or
notice date:   1
            -------
         Pursuant to the requirements of the Securities Exchange Act of 1934, Keystone International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: August 29, 1997                          BY:    /s/ Francis S. Kalman
                                                  -----------------------------
                                                      Francis S. Kalman
                                                      Senior Vice President and
                                                      Chief Financial Officer